Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-257202

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated May 2, 2022

and Prospectus dated June 21, 2021)

$500,000,000

Essential Properties Realty Trust, Inc.

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement, dated and filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2022 (the “Original Prospectus Supplement”), and the base prospectus dated June 21, 2021 (the “Prospectus”) relating to the offering of shares of our common stock, $0.01 par value per share, having an aggregate gross sales price of up to $500,000,000, pursuant to an ATM Equity Offering Sales Agreement (the “Sales Agreement”) with BofA Securities, Inc., Barclays Capital Inc., BMO Capital Markets Corp., Capital One Securities, Inc., Citigroup Global Markets Inc., Evercore Group L.L.C., Goldman Sachs & Co. LLC, Huntington Securities, Inc., Mizuho Securities USA LLC, Nomura Securities International, Inc. (“NSI”), Stifel, Nicolaus & Company, Incorporated, TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC (the “agents”) and the forward purchasers (as defined in the Original Prospectus Supplement). As of September 26, 2022, we had issued common stock with an aggregate gross sales price of $53.2 million and could issue additional common stock with an aggregate gross sales price of up to $446.8 million pursuant to the Sales Agreement. This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

On September 28, 2022, we entered into Amendment No. 1 to the Sales Agreement with the agents, the forward purchasers, an affiliate of NSI and Raymond James & Associates, Inc. (“Raymond James”), to add NSI as a forward seller and one of its affiliates as a forward purchaser under the Sales Agreement, and to add Raymond James as an agent, forward seller and forward purchaser under the Sales Agreement. Accordingly, any references to “agent” or “agents” in the Original Prospectus Supplement shall hereafter be deemed to include Raymond James, any references to “forward purchaser” or “forward purchasers” in the Original Prospectus Supplement shall hereafter be deemed to include the relevant affiliate of NSI and Raymond James, and any references to “forward seller” in the Original Prospectus Supplement shall hereafter be deemed to include NSI.

Essential Properties Realty Trust, Inc. and the Essential Properties Realty Trust REIT are not affiliated with or sponsored by Griffin Capital Essential Asset Operating Partnership, L.P. or the Griffin Capital Essential Asset REIT.

Investing in our common stock involves risks. See the information under the caption “Risk Factors” on page S-5 of the Original Prospectus Supplement, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, for factors you should consider before investing in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Securities	Barclays	BMO Capital Markets	Capital One Securities	Citigroup	Evercore ISI	Goldman Sachs & Co. LLC

Huntington Capital Markets	Mizuho	Nomura	Raymond James	Stifel	TD Securities	Truist Securities	Wells Fargo Securities

The date of this prospectus supplement is September 28, 2022